Exhibit 99.1

                  NBC Capital Corporation Reports 2004 Results

    STARKVILLE, Miss.--(BUSINESS WIRE)--Jan. 27, 2005--NBC Capital Corporation (AMEX: NBY) today reported its results for the fourth quarter and year ended December 31, 2004.
    "NBC's fourth quarter net income increased slightly from last year as a result of higher net interest income and non-interest income," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "Our earnings also benefited from a lower tax rate for the quarter. This was offset by a higher provision for loan losses and higher non-interest expense, primarily due to the acquisition of Enterprise National Bank."
    Net income for the fourth quarter of 2004 rose to $3.4 million, or $0.41 per diluted share, compared with net income of $3.3 million, or $0.41 per diluted share, in the fourth quarter of 2003.
    "Loan demand remained slightly positive in our core Mississippi markets during the fourth quarter," stated Mr. Mallory. "In addition, loan demand remained strong in Memphis and Tuscaloosa. We recently added several experienced lenders at Enterprise. We expect to add additional lending staff in Memphis during the first quarter and anticipate continued opportunities to grow our loan portfolio in the coming year."

    Fourth Quarter Results

    Net interest income rose 30.1% to $11.2 million in the fourth quarter of 2004 compared with $8.6 million in the fourth quarter of 2003. The increase benefited from the addition of the Enterprise loan and security portfolios combined with growth in NBC's loan portfolio since last year. Average earning assets rose 33.7% to $1.3 billion at December 30, 2004. The majority of the growth in earning assets was related to Enterprise.
    Total interest income was $17.1 million for the fourth quarter of 2004 compared with $12.6 million in the fourth quarter of 2003. The increase in interest income was primarily due to the addition of Enterprise combined with growth in NBC's loan and investment portfolio since last year. Interest and fees on loans increased 43.4% due to a 38.8% increase in average volume and a 20 basis point increase in average yields. Approximately 92% of the growth in interest and fees on loans was due to the higher average balances. Interest and dividends on investment securities were up 18.6% compared with the fourth quarter of 2003 due to a 26.6% increase in average balances, offset by a 27 basis point decline in yield. The decline in yield was primarily due to lower rates on bonds purchased compared with those that matured in the portfolio.
    "We had five interest rate hikes since June 2004," stated Mr. Mallory. "Prime rate rose to 5% in December, a floor rate for many of our loans. We anticipate future rate increases to accelerate our earnings since approximately 60% of our loan portfolio has floating rates," continued Mr. Mallory.
    NBC's provision for loan losses rose to $1,237,000 in the fourth quarter compared with $600,000 in the same period last year. The increase was primarily related to the addition of the Enterprise portfolio since last year and additional reserves for a large participation loan at Enterprise booked prior to NBC's acquisition. At the end of the fourth quarter, the reserve for loan losses was $10.9 million, or 1.3% of total loans. This represents an increase in the reserve from 1.0% in the fourth quarter of last year. Net interest income after provision for loan losses rose 24.4% to $10.0 million in the third quarter compared with $8.0 million last year.
    NBC reported growth in every non-interest category since last year except for insurance commission and fee income. Service charges on deposits rose 2.4% to $2.1 million, trust department income rose 10.8% to $562,000 and insurance commission and fee income decreased 9.7% to $922,000 compared with the fourth quarter of the prior year. Mortgage loan income was up 36.8% to $275,000 compared with the fourth quarter of 2003. The growth in mortgage fee income was primarily from new home construction. Gains on securities were $93,000 in the fourth quarter of 2004 compared with $14,000 in the same quarter of last year.
    Non-interest expenses rose 33.0% to $11.0 million compared with $8.3 million in the fourth quarter of 2003. The increase was due to the addition of Enterprise's operations, amortization of the core deposit premium associated with the Enterprise acquisition and higher costs related to implementation of Sarbanes-Oxley. Other operating expenses included approximately $384,000 in amortization expense related to the Enterprise core deposit premium and a $320,000 charge related to a revised valuation of a deferred compensation plan.
    Income before taxes was $3.8 million in the fourth quarter of 2004 compared with $4.3 in the fourth quarter of 2003. The tax rate for the fourth quarter of 2004 was 10.8% compared with 22.1% in the same period last year. The lower tax rate was due to tax credits arising from certain investments and a $485,000 positive adjustment related to the National Bank of Commerce. NBC anticipates its 2005 tax rate to be in the range of 24%-26%.

    2004 Annual Results

    Net income for 2004 was $12.3 million, or $1.50 per diluted share, compared with $13.5 million, or $1.65 per diluted share, in 2003. Net interest income rose 22.3% to $41.2 million in 2004 compared with $33.7 million in the same period of 2003. Non-interest income declined to $20.1 million in 2004 compared with $20.6 million in 2003 primarily due to a reduction in mortgage loan activity and gains on security sales.
    NBC's provision for loan losses rose 27.1% to $3.5 million in 2004 compared with $2.8 million last year. By comparison, net loans increased 39.7% over the same period. Net interest income after provision for loan losses was $37.7 million in 2004 compared with $31.0 million in 2003.
    "The Enterprise acquisition was dilutive by approximately $0.05 per share in 2004 and was breakeven for the second half of the year. We made tremendous progress in integrating Enterprise's operations and expect the Memphis operations to be accretive in 2005," concluded Mr. Mallory.
    Return on average assets was 1.0% in 2004 compared with 1.3% in 2003. Return on average equity was 11.0% in 2004 compared with 12.2% last year.
    Book value per share was $14.06 at December 31, 2004, and $13.60 at December 31, 2003. Shareholders' equity was $114.8 million and $111.1 million at December 31, 2004 and 2003, respectively.

    2005 Expectations

    NBC expects earnings for 2005 to be in the range of $1.55 to $1.61 per diluted share compared with $1.50 reported in 2004. The 2005 earnings estimate includes one-time costs of approximately $0.05 -$0.08 per share related to the company's strategic plan, which anticipates continued expansion to include de novo placements and other associated costs.
    Expectations for the first quarter of 2005 are for income to be in the range of $0.35 - $0.38 per share. Cash earnings(a) for the first quarter are expected to be in the range of $0.37 - $0.40 per share with the operations of Enterprise to be slightly accretive to GAAP earnings. NBC's 2004 first quarter GAAP net income was $0.38 per diluted share.

    (a) Use of Non-GAAP Financial Measures

    Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, including amortization of deposit premium, write-up of fixed assets and write-up of the securities portfolio. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its fourth quarter results conference call to be held tomorrow, January 28, 2005. The live broadcast of will be available on-line at www.nbcbankline.com under investor information and at www.vcall.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in east Mississippi, Memphis, Tennessee and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2003, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



                        NBC CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CONDITION
                             DECEMBER 31,
                 (In thousands, except share amounts)

                                                  2004        2003
                                               ----------  ----------
ASSETS:                                        (Unaudited)

Cash and Due From Banks                           $20,469     $22,765
Interest Bearing Deposits Due From Banks            4,600      35,444
                                               ----------  ----------
    Total Cash and Due From Banks                  25,069      58,209

Securities:
  Securities Available for Sale                   440,325     340,527
  Securities Held to Maturity                      25,445      38,408
                                               ----------  ----------
    Total Securities                              465,770     378,935

Federal Funds Sold and Securities Purchased
 Under Agreement To Resell                         24,358      20,046

Other Earning Assets                               16,273      15,609

Loans                                             825,264     589,114
Less: Reserve for Loan Losses                     (10,914)     (6,181)
                                               ----------  ----------
  Net Loans                                       814,350     582,933


Bank Premises And Equipment, Net                   18,609      14,768
Interest Receivable                                 7,663       6,312
Other Real Estate Owned                             4,463       1,368
Goodwill and Other Intangible Assets               40,659       2,853
Other Assets                                       22,359      12,191
                                               ----------  ----------
    Total Assets                               $1,439,573  $1,093,224
                                               ==========  ==========


LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits                    $132,843    $109,479
Interest Bearing Deposits                         983,530     706,360
                                               ----------  ----------
    Total deposits                              1,116,373     815,839
Interest Payable                                    1,893       1,256
Federal Funds Purchased and Securities Sold
 Under Agreement to Repurchase                     26,799      17,970
Federal Home Loan Bank Borrowings                 131,001     107,090
Subordinated Debentures                            37,114      30,928
Other Liabilities                                  11,627       9,039
                                               ----------  ----------
    Total Liabilities                           1,324,807     982,122

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized
 50,000,000 shares, Issued - 9,615,806
 Shares at December 31, 2004 and
 December 31, 2003                                  9,616       9,616
Surplus And Undivided Profits                     137,496     130,703
Accumulated Other Comprehensive
 Income (Loss)                                     (4,374)     (1,496)
Treasury Stock at Cost (1,453,295 shares
 at December, 31, 2004 and 1,443,995 shares
 at December 31, 2003)                            (27,972)    (27,721)
                                               ----------  ----------
    Total Shareholders' Equity                    114,766     111,102
                                               ----------  ----------
      Total Liabilities And Shareholders'
       Equity                                  $1,439,573  $1,093,224
                                               ==========  ==========



                        NBC CAPITAL CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except average weighted shares and per share amounts)

                        FOR THE THREE MONTHS        FOR THE YEAR
                          ENDED DECEMBER 31       ENDED DECEMBER 31
                       ----------------------  ----------------------
                          2004        2003        2004        2003
                       ----------  ----------  ----------  ----------
                       (Unaudited)             (Unaudited)
INTEREST INCOME:

Interest And Fees On
 Loans                    $12,063      $8,410     $43,242     $34,073
Interest And Dividends
 On Investment
 Securities                 4,975       4,196      18,796      17,242
Other Interest Income          82          35         346         262
                       ----------  ----------  ----------  ----------
  Total Interest Income    17,120      12,641      62,384      51,577

INTEREST EXPENSE:

Interest On Deposits        4,033       2,854      14,260      12,838
Interest On Borrowed
 Funds                      1,872       1,168       6,926       5,043
                       ----------  ----------  ----------  ----------
  Total Interest
   Expense                  5,905       4,022      21,186      17,881
                       ----------  ----------  ----------  ----------
  Net Interest Income      11,215       8,619      41,198      33,696
Provision For Loan
 Losses                     1,237         600       3,522       2,770
                       ----------  ----------  ----------  ----------
  Net Interest Income
   After Provision For
   Loan Losses              9,978       8,019      37,676      30,926
                       ----------  ----------  ----------  ----------

OTHER INCOME:

Service Charges On
 Deposit Accounts           2,127       2,077       8,581       7,774
Trust Department Income       562         507       2,061       1,878
Insurance Commission
 and Fee Income               922       1,021       4,367       4,459
Mortgage Loan Fee
 Income                       275         201       1,202       2,039
Other Non-Interest
 Income                       854         712       3,673       3,119
Gains (Losses) On
 Securities - Net              93          14         223       1,376
                       ----------  ----------  ----------  ----------
    Total Other Income      4,833       4,532      20,107      20,645
                       ----------  ----------  ----------  ----------

OTHER EXPENSE:

Salaries & Employee
 Benefits                   5,936       4,898      23,415      19,867
Net Premises And Fixed
 Asset Expense              1,617       1,118       5,861       4,657
Other Operating Expense     3,464       2,269      12,451       9,030
                       ----------  ----------  ----------  ----------
    Total Other Expense    11,017       8,285      41,727      33,554
                       ----------  ----------  ----------  ----------

Income Before Income
 Taxes                      3,794       4,266      16,056      18,017
Applicable Income Tax
 Expense                      410         942       3,757       4,492
                       ----------  ----------  ----------  ----------
    Net Income             $3,384      $3,324     $12,299     $13,525
                       ==========  ==========  ==========  ==========

Earnings Per Share:
    Basic                   $0.41       $0.41       $1.51       $1.65
    Diluted                 $0.41       $0.41       $1.50       $1.65
                       ==========  ==========  ==========  ==========

Average Weighted Shares:
    Primary             8,158,891   8,171,811   8,161,556   8,173,989
    Diluted             8,199,681   8,190,481   8,201,147   8,186,729


                        NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
             (amounts in thousands except per share data)

FOR THE THREE MONTHS
 ENDED DECEMBER 31:                               2004        2003
                                               ----------  ----------
Net Earnings                                       $3,384      $3,324
Basic and Diluted Earnings Per Share                 0.41        0.41
Cash Dividends Per Share                             0.24        0.24

ANNUALIZED RETURNS
Return on Average Assets                              0.9%        1.2%
Return on Average Equity                             11.9%       12.0%


FOR THE TWELVE MONTHS
 ENDED DECEMBER 31:                               2004        2003
                                               ----------  ----------
Net Earnings                                      $12,299     $13,525
Basic Earnings Per Share                             1.51        1.65
Diluted Earnings Per Share                           1.50        1.65
Cash Dividends Per Share                             0.96        0.92

ANNUALIZED RETURNS
Return on Average Assets                              1.0%        1.3%
Return on Average Equity                             11.0%       12.2%


SELECTED BALANCES AT
 DECEMBER 31:                                     2004        2003
                                               ----------  ----------
Total Assets                                   $1,439,573  $1,093,224
Deposits and Securities Sold Under
 Agreements to Repurchase                       1,142,547     833,809
Loans                                             825,264     589,114
Total Securities                                  465,770     378,935
Shareholders' Equity                              114,766     111,102
Market Price Per Share                              26.57       26.67
Book Value Per Share                                14.06       13.60


    CONTACT: NBC Capital Corporation
             Richard T. Haston, 662-324-4258